Exhibit 99.5

CONSENT OF LAZARD FRÈRES & CO. LLC

August 5, 2008

The Board of Directors

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, Illinois 60154

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated June 21, 2008, to the Board of Directors of Corn Products International, Inc. (“Corn Products”) included as Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement dated August 5, 2008 (the “Registration Statement”) of Bunge Limited (“Bunge”) on Form S-4 relating to the proposed merger of Bleecker Acquisition Corp., a wholly owned subsidiary of Bunge, with and into Corn Products and (ii) the references to such opinion and to our firm in such Joint Proxy Statement/Prospectus under the headings “Summary—General—Opinions of Corn Products’ Financial Advisors—Opinion of Lazard”, “The Merger—Background to the Merger”, “The Merger—Corn Products’ Reasons for the Merger and Recommendation of the Corn Products Board of Directors” and “The Merger—Opinions of Corn Products’ Financial Advisors—Opinion of Lazard”.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

LAZARD FRÈRES & CO. LLC

By:	/s/ W. Rick Stearns

Name:	W. Rick Stearns
Title:	Managing Director